CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Annual Report on Form 10-K for the year ended December 31, 1995 and in the Registration Statements on Form S-8 Nos. 33-82756, 33-67090, 33-39186, 33-44042, 33-53944, 33-88914, 33-88912
and 33-65133, the Registration Statement on Form S-3 No. 33-46173, and the Registration Statement on Form S-4 Nos. 33-44116 and 33-60847 of IVAX Corporation, of our report dated March 25, 1994 with respect to the consolidated financial statements of McGaw, Inc. as of December 31, 1993 and for the year then ended.


/s/ Ernst & Young LLP

Orange County, California
March 27, 1996